                                                                   Exhibit 10.14

                              SEPARATION AGREEMENT

      This Separation Agreement (hereinafter the "Agreement") is made and entered into this 12th day of August, 2003 by and between MICHAEL C. HAGAN (hereinafter "Hagan"), and AMERICAN COMMERCIAL LINES LLC, a Delaware limited liability company with a business address of 1701 East Market Place, Jeffersonville, Indiana 47130, as debtor and debtor in possession, and all of its parent, related, affiliated and subsidiary companies, and all their predecessors, successors, employees, officers, directors, board of managers, members, interest holders, representatives, assigns, agents, insurers and employee benefit programs, and the trustees, administrators, fiduciaries and insurers of such employee benefit programs (collectively, the "the Company").

                                    RECITALS

      1. As of the date hereof, Hagan is employed by the Company as President and Chief Executive Officer and also serves as a member of the Board of Managers of the Company.

      2. Hagan has announced his intention to retire from the Company. Hagan and the Company have agreed that Hagan's retirement date will be October 31, 2003, unless the parties mutually agree to an earlier date.

      3. Hagan and the Company wish to resolve all outstanding matters between them in a mutually acceptable way.

      4. The Company has offered to provide benefits to Hagan in exchange for Hagan's execution of this Agreement, the Releases contained herein and the Consulting Agreement defined below.

      5. Hagan desires to waive certain claims or potential claims Hagan may have or could claim to have against the Company in order to receive these benefits.

      6. Hagan and the Company wish to enter into a consulting arrangement pursuant to a consulting agreement (the "Consulting Agreement") to be executed contemporaneous herewith for certain services of Hagan following his retirement.

         NOW THEREFORE, in exchange for the good and valuable consideration provided herein, the receipt and sufficiency of which is hereby acknowledged, Hagan and the Company hereby agree as follows:

      (1)   CONCLUSION OF EMPLOYMENT

      Hagan's active engagement as an employee of the Company will end on October 31, 2003, or such earlier date as the parties may mutually agree (hereinafter the "Retirement Date"). Hagan promises that on or before the Retirement Date, he will return all files, records, credit cards, keys, identification, computers, computer records, cell phones, pagers, or other Company property which is in Hagan's possession or control, except for such items as Hagan may be instructed to retain until the conclusion of the Consulting Period as defined below. In the event that Hagan retains or receives the Company property during the Consulting Period, Hagan covenants to return all such property on or before the conclusion of the Consulting Period.

      (2) NON-DISPARAGEMENT, NON-SOLICITATION, NON-COMPETITION, CONSULTING AND PUBLIC DISCLOSURE

      (a) Non-Disparagement and Non-Solicitation by Hagan. Beginning on the date hereof, Hagan agrees and acknowledges that he will not:

            (i)    disparage the Company in any manner;

            (ii) disclose any confidential information, proprietary information, trade secrets, or other information which is not disseminated publicly (hereinafter collectively "Confidential Information") which Hagan learned while employed by the Company;

            (iii) through the end of the Non-Compete Period (as defined below) solicit or help anyone solicit any employees of the Company to cease employment with the Company; or

            (iv) through the end of the Non-Compete Period (as defined below) solicit or help anyone to solicit any customers or vendors of the Company to cease dealing with the Company.

      (b) Non-Disparagement by the Company. Beginning on the date hereof, the Company agrees and acknowledges that it shall not disparage Hagan in manner, and shall not directly or indirectly, publicly or privately, make, publish or solicit or encourage others to make, publish or solicit any disparaging statements, comments, announcements or remarks concerning Hagan.

      (c) Non-Competition by Hagan. From the Retirement Date through June 30, 2004 (the "Non-compete Period"), Hagan shall not accept employment with or otherwise work or act for or on behalf of any person or entity engaged in the transportation of cargo by barge on the Inland Waterway System of the United States in competition with American Commercial Barge Line LLC

      (3)   COMPENSATION AND BENEFITS

      (a) Base Salary. From the date hereof, through and including the Retirement Date, the Company shall continue to pay Hagan his Base Salary, pursuant to the terms of the employment agreement between Hagan and the Company dated as of May 29, 2002 (the "Hagan Employment Agreement"), including all earned or accrued vacation pay.

      (b) Compensation. In consideration of the Claims to be released by Hagan, the agreements of Hagan set forth herein (including, but not limited to the Non-Competition

Agreement, and the Consulting Services to be provided by Hagan, as set forth below, the Company shall pay to Hagan: (i) an initial payment (the "Initial Payment") of $275,000.00 in cash, within three (3) business days after the Release (as defined below) becomes irrevocable; and (ii) a consulting fee (the "Consulting Fee"), of $25,000 per month, payable to Hagan (or to his estate if he should die during the Consulting Period) in advance on or before the first business day of each month. Pursuant to Section 16, hereof, the Company shall use its best efforts to ensure that the Initial Payment and the Consulting Fees are granted administrative priority status pursuant to Section 503(b) of the Bankruptcy Code.

      (c) Welfare Plans and Benefits Programs. Beginning on the commencement date of the Consulting Period, Hagan shall continue to participate in the Company's group medical and dental insurance plans for two (2) years, at a cost to Hagan that is no greater than the cost of such benefit programs to active employees. During this period, if Hagan becomes eligible to receive medical or dental benefits from any benefit plan (a "Primary Coverage Plan") maintained by any other person, then the benefits offered by the Company's plans shall become secondary to the benefits offered under the Primary Coverage Plan. Following the expiration of these benefits, Hagan shall have the right to any continued coverage required by federal law under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") and will receive an appropriate COBRA notice setting forth Hagan's rights and obligations. Nothing in this paragraph shall alter the Company's reserved right to change or discontinue any benefit plan at any time.

      (d) Qualified Benefit Plans. As of the date hereof, Hagan is a participant in the American Commercial Lines LLC Pension Plan (the "ACL Pension Plan") and the American Commercial Lines LLC 401(k) Plan (the "ACL 401(k) Plan" and, together with the ACL Pension Plan, the "Qualified Benefit Plans"). Hagan's participation in the Qualified Benefit Plans shall in all respects continue to be governed by the specific terms of the Qualified Benefit Plans.

      (e) Non-Qualified Benefit Plans. As of the date hereof, Hagan is a participant in the following non-qualified benefit plans offered by the Company (collectively the "Non-Qualified Benefit Plans"): (i) American Commercial Lines LLC Amended and Restated Salary Continuation Plan; (ii) Supplemental Savings Plan for Eligible Executives of American Commercial Lines LLC; and (iii) Special Retirement Plan of American Commercial Lines LLC. Notwithstanding the specific terms of the Non-Qualified Benefit Plans, Hagan's participation in the Non-Qualified Benefit Plans shall terminate on the Retirement Date, and any claims Hagan may have for payment of funds pursuant to the Non-Qualified Benefit Plans shall be treated in accordance with Section 5 hereof.

      (4)   CONSULTING SERVICES

      (a) Consulting Period. As used herein, the term "Consulting Period" shall mean the period of time beginning one day after the Retirement Date and continuing through, and including June 30, 2004.

      (b) Consulting Services. During the Consulting Period, Hagan shall provide, at the request of the Company's Chief Executive Officer, on an as-needed basis, not to exceed 50 hours per month the services (the "Consulting Services") specified below and in the Consulting Agreement:

            (i)   meetings with customers and vendors on behalf of the Company;

            (ii) working with senior management of the Company on strategic planning;

            (iii) working with senior management of the Company and the
                  Company's advisors with respect to asset dispositions, if any, that the Company may choose to pursue;

            (iv) working with senior management of the Company and the Company's advisors to develop a plan or reorganization in connection with the Company's Chapter 11 Case;

            (v) assisting the Company's executive management during any transition period following the Retirement Date; and

            (vi) such other senior management level tasks as the Company may reasonably request.

      (5)   HAGAN RELEASE

      In exchange for, and subject to the receipt of, the consideration set forth herein, Hagan shall grant to the Company the following releases (collectively the "Releases"):

      (a) General Release. In consideration of the payments and benefits received hereunder, Hagan agrees to release and waive all claims he may have against the Company. Hagan's release includes all claims that are related to (i) Hagan's employment with the Company; (ii) the voluntary or involuntary separation from that employment; (iii) the design or administration of any employee benefit program; (iv) any rights Hagan has to severance or similar benefits under any program, policy or procedure of the Company other than the payments recited in Section 3 of this Agreement; (v) any rights Hagan may have to the continued receipt of benefits, other than as recited in Section 3 of this Agreement; and (vi) any other claims or demands Hagan may have which arise under any contract or law or on any other basis, including, but not limited to, claims or demands under any severance plan or the Hagan Employment Agreement, Restricted Stock Agreement, Stock Option Agreement, or any other agreement. This release does not give up Hagan's rights to continued health insurance under COBRA as set forth above.

      (b) Federal and State Law Release. Hagan also releases any rights or claims he may have under the Americans with Disabilities Act, which prohibits employers from discriminating against any qualified individual with a disability; Age Discrimination in

Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; Older Workers' Benefit Protection Act, which prohibits discrimination in employee benefits; state laws, which prohibit discrimination in employment based on, inter alia, race, color, religion, age, national origin, handicap, sex, or ancestry; any other federal, state or local laws or regulations prohibiting employment discrimination, restricting an employer's right to terminate employees, or otherwise regulating employment; any claims for wrongful discharge and all claims for alleged physical or personal injury, or emotional distress; any claims under the Worker Adjustment and Retraining Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions; and all claims under the Employee Retirement Income Security Act, such as claims relating to pension or health plan benefits. This release covers both claims that Hagan knows about and those he may not know about. Hagan expressly waives all rights afforded him by any statute that limits the effect of a release with respect to unknown claims to the maximum extent such statutes permit such waiver. This release and waiver by Hagan is on behalf of Hagan and his spouse (if any) and child or children (if any), heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns.

      (c) Release of Non-Qualified Benefit Plan Claims. Without limiting the generality of the foregoing, Hagan shall also release all claims he has to payment of funds from (i) the Non-Qualified Benefit Plans, (ii) the Severance Payments set forth in Section 9 of the Hagan Employment Agreement, and (iii) the Key Employee Retention Agreement implemented by the Company as a part of its Chapter 11 Case.

      (6)   NON-ADMISSION OF LIABILITY

      Hagan understands and agrees that the Company's willingness to make payments and pay benefits to him under this Agreement is not an admission of liability, or obligation to provide such consideration in the absence of Hagan signing this Agreement.

      (7) RELEASE OF AGE DISCRIMINATION CLAIMS; PERIODS FOR REVIEW AND RECONSIDERATION

      (a) Release of Age Discrimination Claims. Hagan understands and agrees that this document includes a release of claims arising under the Age Discrimination in Employment Act or comparable state law including but not limited to all claims relating to Hagan's separation from employment with the Company. Hagan understands and acknowledges that he has been given a period of twenty-one (21) days to review and consider this Agreement. Hagan further understands and acknowledges that he may use as much or all of this 21 day period as Hagan wishes before signing, and that Hagan has done so.

      (i) Hagan again understands and acknowledges that Hagan is receiving additional consideration from the Company, in part, in exchange for the release of age discrimination claims potentially arising under the Age Discrimination in Employment Act or comparable state law. Hagan further understands and acknowledges that the additional consideration given to Hagan by the Company in exchange for the release of age discrimination claims potentially arising under the Age Discrimination in Employment Act or comparable state law is more than the Company is required to pay under its normal policies and procedures.

      (b) Encouragement to Consult with Attorney. Hagan understands and acknowledges that he is hereby advised to consult with an attorney prior to executing this Agreement. By signing below, Hagan warrants that he has had the opportunity to consult with an attorney prior to any execution of this Agreement, and to be fully and fairly advised by that legal counsel as to the terms of the Release set forth in this Agreement.

      (c) Periods for Review and Reconsideration. Hagan understands that he has seven (7) days after signing this Agreement to revoke it by notice in writing delivered to AMERICAN COMMERCIAL LINES LLC; ATTN: Lisa L. Fleming - Revocation of Severance Release; 1701 Market Street, Jeffersonville, Indiana 47131-0610. The Releases set forth in this Agreement shall be binding, effective, and enforceable upon the expiration of this seven-day revocation period without such revocation being received, but not before such time. Hagan understands and agrees that the Initial Payment will not be paid prior to the expiration of this seven-day revocation period. In the event Hagan revokes this Agreement during the revocation period, the Company reserves the right to suspend the continuation of any wage or benefit as provided in Section 3 of this Agreement. Should the Company do so, Hagan will receive a COBRA Notice setting forth the effect of such cessation on Hagan's right to continued health care coverage.

      (8)   NO FUTURE LAWSUITS, NON-RELEASE OF FUTURE CLAIMS

      (a) No Future Lawsuits. By signing this Agreement, Hagan promises never to file or pursue a claim, lawsuit or any other complaint or charge asserting any of the claims, lawsuits, complaints or charges that are released in this Agreement.

      (b) Non-Release of Future Claims. This Agreement does not waive or release any rights or claims that Hagan may have under the Age Discrimination in Employment Act which may arise after the later of the date Hagan signs this Agreement, the Retirement Date, or the expiration of the Consulting Period.

      (9) REPAYMENT OF BENEFITS BASED ON SUBSEQUENT ASSERTION OF CLAIM; INDEMNIFICATION FOR COSTS INCURRED BY THE COMPANY; NO LIMITATION ON COVENANT NOT TO SUE

      (a) Repayment of Benefits Based on Subsequent Assertion of Claim. Hagan understands and agrees that he may not pursue any claim, lawsuit, or other charge or complaint released by the literal terms of this Agreement. Hagan further understands and agrees that if he should breach this covenant not to sue, and if a Court should, for any reason, find his release of claims, as set forth in this Agreement, void, voidable, imperfect, or incomplete in any respect, he may be liable for the repayment of some or all of the compensation and benefits received hereunder, including but not limited to the value of any other benefits Hagan received pursuant to the terms of this Agreement. Statutes of limitations will run on all claims without regard to Hagan's execution of this Agreement. In addition, if Hagan breaches his covenant not to sue, as set forth in Section 8, Hagan shall forfeit all right to future benefits, if any.

      (b) Indemnification for Costs Incurred by the Company. Hagan acknowledges and agrees that if he breaks his covenant not to sue or promise not to assert claims against the Company in the future, by filing a claim, lawsuit or other complaint against the Company or any other entity released under the terms of this Agreement, and a Court finds Hagan's actions to be in breach of the terms of this Agreement, Hagan will pay the Company's costs and reasonable attorneys' fees in defending such claim, lawsuit, or other complaint.

      (c) No Limitation on Covenant Not to Sue. Nothing in this Section shall be construed to limit Hagan's covenant not to sue or promise not to assert claims, as set forth above.

      (10)  GOVERNING LAW

      Except for matters subject to the jurisdiction of the Bankruptcy Court or subject to the Bankruptcy Code, this Agreement shall be governed and construed in all respects in accordance with the laws of the State of Indiana without regard to the conflict of laws rules contained therein. Any litigation arising from the employment relationship or any termination of employment, shall be brought in state or federal Court sitting in Clark County or Floyd County, Indiana respectively.

      (11)  SEVERABILITY AND CONSEQUENCES OF INVALID TERMS

      Except as otherwise specified herein, if any portion of this Agreement is found void or unenforceable for any reason by any Court, the Court should enforce all portions of this Agreement to the maximum extent which would have been enforceable in the original Agreement. If such portion cannot be modified to be enforceable, the unenforceable portion will be severed from the remaining portions of this Agreement, which shall otherwise remain in full force and effect.

      (12)  RELEASE OF HAGAN, INDEMNITY, INSURANCE

      (a) Hagan Released Claims. In agreeing to grant the Releases contained herein, the Company and Hagan hereby expressly acknowledge that Hagan is relinquishing good and valuable rights to receive payments pursuant to the terms and conditions of (i) the Hagan Employment Agreement, (ii) the Key Employee Retention Program, and (iii) the Non-Qualified Benefit Plans. The Company and Hagan further acknowledge that the Releases constitute good and valuable consideration for the compensation and benefits that Hagan will receive pursuant to the terms of this Agreement.

      (b) Chapter 11 Release. In consideration of the Releases, the Company shall use its best efforts to cause Hagan to be released by the Company, the Company's creditors, and any other third party, all in connection with the consummation of the Company's Chapter 11 plan of reorganization to the same extent, and by the same releasing parties, if any, that current officers in good standing are released in such Chapter 11 plan of reorganization (such a release is referred to herein as a "Chapter 11 Release"). Hagan acknowledges that neither the form nor timing of a Chapter 11 Release has been determined and that the Company's ability to grant such releases is subject to the approval of the Bankruptcy Court. Hagan further acknowledges that any such Chapter 11 Release shall not limit or otherwise impair or affect any liability of Hagan for any breach of the representations and warranties set forth in this Agreement.

      (c) Continuing Indemnity Obligation. Subject to applicable bankruptcy law, to the extent that any suit is brought against Hagan by any party, for acts or occurrences taking place during, and allegedly arising out of, Hagan's employment by the Company that would have given rise to an obligation of the Company to defend, indemnify or hold Hagan harmless, pursuant to its organizational documents or any agreement or undertaking to which the Company is a party if Hagan were an active employee, officer or director, then the Company shall defend, indemnify and hold Hagan harmless to the fullest extent permitted by such organizational document, agreement or undertaking.

      (d) Directors & Officers Liability Coverage. The Company hereby represents and warrants that, as of the date hereof it has in full force and effect an Officers and Directors Liability Policy (the "D&O Policy") which covers Hagan in his capacity as an officer and/or director of the Company. As additional consideration for the Releases set forth herein, which has been specifically bargained for, the Company hereby agrees that it will:

      (i) provide Hagan with a copy of an insurance certificate evidencing the D&O Policy;

      (ii) following the date hereof, provide Hagan with a copy of any material correspondence relating to the D&O Policy, including, but not limited to, any notice of cancellation or nonrenewal of the D&O Policy;

      (iii) not take any action to limit or impair Hagan's access to such D&O Policy;

      (iv) upon any cancellation or nonrenewal of the D&O Policy, exercise its right to extend the claim period for a one-year "discovery period" and pay such premiums required thereunder; and

      (v) to the extent any claim is made against Hagan that would entitle him to coverage under the D&O Policy (as the same may be extended or renewed, or during any discovery period coverage), give Hagan direct access to the coverage provide by the D&O Policy, and pay any deductible required by the D&O Policy.

      (13)  COOPERATION

      In addition to providing Consulting Services as described herein, following the Retirement Date, Hagan agrees to cooperate with the Company upon reasonable request of the Board of Directors of the Company (the "Board") or its designee, and to be reasonably available to the Company with respect to matters arising out of Hagan's services to the Company. To the extent permitted by law, Hagan agrees (i) not to voluntarily assist or otherwise cooperate voluntarily with any non-government person or entity in any claim against the Company and
(ii) to notify the Company in writing immediately upon learning that he is to be or is likely to be compelled to provide testimony, documents or any form of assistance in any claim against the Company. Notwithstanding any other provision of this Section, Hagan shall give truthful testimony in any investigations, proceedings or legal actions relating to the Company.

      (14)  REPRESENTATIONS AND WARRANTIES

      (a) Hagan Representations and Warranties. Hagan represents and warrants to the Company that:

      (i) He has not, with respect to any transaction or state of facts existing prior to the Retirement Date, filed any claims, complaints, charges or lawsuits against the Company with any governmental agency, court or tribunal.

      (ii) He has disclosed all necessary information to the Board in connection with the satisfaction of his duties owed to the Company.

      (iii) He is not aware of (i) any material claims that could be brought by the Company or any of its subsidiaries or affiliates against any person or entity (including, without limitation, himself), (ii) any material claims that could be brought by any person or entity (including, without limitation, himself) against the Company; or (iii) any information that could give rise to such claim(s), that have not been disclosed to the Board or a committee of the Board.

      (iv) His execution, delivery and performance of this Agreement does not and shall not conflict with, or result in the breach of or a violation of, any other agreement, instrument, order, judgment or decree to which he is a party or by which he is bound.

         The Hagan Representations and Warranties set forth in this Section shall survive any release of Hagan in connection with the consummation of the Company's Chapter 11 plan of reorganization and shall remain in full force and effect until the expiration of any applicable limitations period.

      (b) Company Representations and Warranties. The Company hereby represents and warrants to Hagan that:

      (i) Subject to Section 16 hereof, the Company has received the requisite corporate authority to execute and deliver this Agreement, and perform its obligations hereunder.

      (ii) This Agreement has been executed by a duly authorized officer of the Company and, subject to Section 16 hereof, constitutes the valid, binding and legal obligation of the Company, enforceable against the Company pursuant to the terms hereof.

      (iii) The execution, delivery and performance of this Agreement by the Company will not violate any term or provision of article of incorporation or organization, by-law or other organizational document of the Company.

      (iv) The execution, delivery and performance of this Agreement by the Company does not and shall not conflict with, or result in the breach of or a violation of, any other material agreement, instrument, order, judgment or decree to which the Company is a party or by which the Company is bound.

      (v)   Except for the approval of the Bankruptcy Court, as set forth in
Section 16 hereof, the Company is not required to obtain any other consent, approval or authorization as a condition to the effectiveness of, or its performance of, this Agreement.

      (15)  ENTIRE AGREEMENT

      This Agreement contains the entire agreement between the Company and Hagan pertaining to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and understandings in connection therewith, including but not limited to any Employment Agreement or Stock Agreement. There are no oral or written promises affecting this Agreement.

      (16)  COURT APPROVAL CONTINGENCY

      The Company and Hagan acknowledge and agree that this Agreement is being entered into by the Company as a debtor and debtor in possession as the result of the Company's filing a voluntary petition for relief under Chapter 11 of the Bankruptcy Code on or about January 31, 2003 (as used herein, the "Chapter 11 Case"), in the United States Bankruptcy Court for the Southern District of Indiana (the "Bankruptcy Court") under case number 03-90305 9 (BHL) (jointly administered). The parties further agree as follows:

      (a) this Agreement and all of the parties' obligations hereunder are subject to the approval of the Bankruptcy Court after notice and a hearing. If the Bankruptcy court does not approve this Agreement, this Agreement shall be void in its entirety, and no party shall have any rights or obligations hereunder;

      (b) that, within 15 days following the execution of this Agreement by Hagan and the Company, the Company shall submit a motion (the "Motion") to the Bankruptcy

Court seeking approval of this Agreement. The Motion shall specifically request that the payment to Hagan of the Initial Payment, the Consulting Fees, and any other payments that may be required pursuant to the terms of this Agreement be Allowed (as that term is used in the Bankruptcy Code) as an administrative expense against the Company pursuant to Section 503(b) of the Bankruptcy Code. The Motion shall be noticed pursuant to the provisions of Sections 363(b), 365 and 503(b) of the Bankruptcy Code and Bankruptcy Rule 9019;

      (c) the Company shall use its best efforts (i) to obtain, prior to filing the Motion, from the Official Unsecured Creditors Committee appointed in this case, consent to the Motion, this Agreement and the transactions contemplated herein; and (ii) to the extent there are any objections to the Motion, resolve the objections prior to any hearing on the Motion; and

      (d) shall provide to Hagan and his counsel, if any, prior to filing the Motion, a copy of the Motion and the proposed order (the "Approval Order"), seeking approval of this Agreement. Both the Motion and the Approval Order shall be in a form and in substance satisfactory to by Hagan or his counsel, if any.

      PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

      BY SIGNING BELOW, I ACKNOWLEDGE THAT I HAVE READ THIS RELEASE, THAT I UNDERSTAND IT; AND THAT I AM ENTERING INTO IT VOLUNTARILY.

         IN WITNESS WHEREOF, and intending to be legally bound, Hagan and the Company have each executed this Agreement, after a due reading of the whole.

                                         MICHAEL C. HAGAN


                                         ------------------------------------

                                         Dated:
                                                -----------------------------


                                         AMERICAN COMMERCIAL LINES LLC, as a
                                         debtor and debtor in possession

                                         By:
                                             --------------------------------
                                         Title:

                                         Dated:
                                                -----------------------------


Checks and subsequent correspondence should be sent to (fill in address):

------------------------------------

------------------------------------

------------------------------------


Please note that checks and subsequent correspondence may be sent via certified mail, return receipt requested.